Exhibit 10.4

Employment Agreement

between

Core Resource Management, Inc.

and

Mr. James Borem

Dated: August 1, 2014

This Employment Agreement (the "Agreement") is made and entered into as of August, 1, 2014 by and between Mr. James Borem (the "Employee") and Core Resource Management, Inc., a Nevada Company (the "Company").

WHEREAS, the Company desires to employ the Employee on the terms and conditions set forth herein; and

WHEREAS, the Employee desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1.            Term. The Employee's employment hereunder shall be effective as of August 7, 2014. (the "Effective Date") and shall continue until the same date of 2016 as anniversary thereof, unless terminated earlier pursuant to the termination section of this Agreement; provided that, on anniversary of the Effective Date and each bi-annual anniversary thereafter "Renewal Date", the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of two years, unless either party provides written notice of its intention not to extend the term of the Agreement at least THIRTY (“30”) days' prior to the applicable Renewal Date. The period during which the Employee is employed by the Company hereunder is hereinafter referred to as the "Employment Term".

2.	Position and Duties.

2.1        Position. During the Employment Term, the Employee shall serve as the Chief Operating Officer- Field Unit (“COO”), reporting to the Chairman of the Board (“COB”) and the Chief Executive Officer (“CEO”).  In such position, the Employee shall have such duties, authority and responsibility as shall be determined from time to time by COB or CEO as which duties, authority and responsibility are consistent with the Employee's position. The Employee shall, if requested, also serve as a member of the board of directors of the Company (the "Board") or as an officer or director of any affiliate of the Company for no additional compensation.

2.2        Duties. During the Employment Term, the Employee shall devote substantially all of his business time and attention to the performance of the Employee's duties hereunder. Notwithstanding the foregoing, the Employee will be permitted to (a) act or serve as a director, trustee, committee member or principal of any type of business, civic or charitable organization as long as such activities are disclosed in writing to the Company's COB in accordance with the Company's Conflict of Interest Policy, and (b) without regard to Core Resource Management or its subsidiaries, purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Employee is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of the Employee's duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 2 hereof.

2.3     Basic Duties Defined. As COO, Employee shall perform these basic duties:

(1)	Manage Operations and Affairs of Operating Wells

(2)	Staff Well Operations;

(3)	Vet suitability of potential future partnerships and acquisitions or divestitures

(4)	Assist in the negotiation of any such contractual arrangement (including new and current holdings)

(5)	Assist CEO and COB as directed. As stated in this section, Employee’s day to day job duties may be dictated by management as it sees fit to direct.

2.4        Place of Performance. The principal place of Employee's employment shall be at 624 W. Independence St. STE. 101 Shawnee, Oklahoma 74804, in the field as needed and directed, and Core Resource Management’s currently located management office in Phoenix, Arizona; (or other such designated address upon arrangement) provided that, the Employee may be required to travel on Company business during the Employment Term. Company office address of Employee: 3131 E. Camelback Road, Phoenix, Arizona 85016.

3.	Compensation.

3.1        Base Salary. The Company shall pay the Employee a Monthly rate of base salary of Four Thousand Dollars (“$4,000”) PER MONTH in periodic installments in accordance with the Company's customary payroll practices, but no less frequently than monthly. The Employee's base salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the base salary during the Employment Term. However, the Employee's base salary may not be decreased during the Employment Term other than as part of an across-the-board salary reduction that applies in the same manner to all senior Employees. The Employee's annual base salary, as in effect from time to time, is hereinafter referred to as "Base Salary".

3.2        Base Salary Equity Option. Equity may be accepted as a form of base salary payment at the option of Employee.  Such option may take place at any time during the first Thirty days of each fiscal quarter. The rate of the Equity option will be determined by the average daily closing market price of such stock, as listed on exchange, for the first five days of such quarter; discounted Twenty Percent from that average.  Such election will allow Employee to receive direct transfer monthly of such shares, during each month within such quarter, as this option is elected.

3.3        Equity Awards. During the Employment Term, the Employee shall be eligible to participate in common share acquisition as per terms herein.  The aggregate amount of the equity will begin in the amount of 150,000 shares of the highest outstanding class of Core Resource Management, Inc. “CRMI” stock. These 150,000 represent an option to purchase at the price of .01 at three intervals over the first year of this employment period in the following manner:

(1)	The first 50,000 shares shall be available for purchase at signing of this agreement. (August 8, 2014)

(2)	The second 50,000 shares shall be available for purchase six months after the execution date of this agreement. (February 8, 2015)

(3)	The third 50,000 share shall be available for purchase twelve months after the execution date of this agreement. (August 8, 2015)

All Equity Award Options Provided by Company and executed by Employee may not be modified, restricted or diluted in any way after the option has been executed as stated herein. The option to purchase must be made within THIRTY days after the available execution dates described above.

3.4        Quarterly Bonus.  For each calendar quarter of the Employment Term, the Employee shall be eligible to receive a bonus.  However, the decision to provide any Bonus and the amount and terms of any Bonus shall be in the sole and absolute discretion of the Chief Executive Officer and approved by the Board designated as the compensation committee. (the "Compensation Committee")  Further, there shall be a formal quarterly bonus meeting between the CEO and Employee and is agreed that such meeting will take place as a formal review within five business days after each calendar quarter.  At such meeting, Bonuses may be given based on value to the company in the form of direct monetary gain, agent or employee management, other non-monetary structural, merger-acquisitions, or divestiture, or marketing benefit to the Company, or from Sales, joint-ventures, or Acquisitions brought delivered to the Company. Employee may be offered such bonus in the form of cash, equity, or a combination of such.

3.5        Fringe Benefits and Perquisites. During the Employment Term, the Employee shall be entitled to fringe benefits and perquisites consistent with the practices of the Company, and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated Employees of the Company. No fringe benefits shall be part of this contract but may be added as seen fit by the BOD.

3.6        Employee Benefits. During the Employment Term, the Employee shall be entitled to receive an employee benefit plan for Health Insurance Compensation (if coverage is elected) in the amount of FOUR HUNDRED DOLLARS ($400) per month as an employee benefit plan.  This amount is guaranteed as a portion of benefit conferred to employee, and additional benefits are not contemplated at this time, however may be added by BOD at any time to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. (collectively, "Employee Benefit Plans") The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion beyond the guaranteed amount above, subject to the terms of such Employee Benefit Plan and applicable law.

3.7        Vacation; Paid Time-off. During the Employment Term, the Employee will be entitled to paid vacation on a basis that is at least as favorable as that provided to other similarly situated Employees of the Company. The Employee shall receive other paid time-off in accordance with the Company's policies for Employee officers as such policies may exist from time to time.

3.8        Business Expenses. The Employee shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Employee in connection with the performance of the Employee's duties hereunder in accordance with the Company's expense reimbursement policies and procedures.

3.9     Indemnification.

  (a)    In the event that the Employee is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), other than any Proceeding initiated by the Employee or the Company related to any contest or dispute between the Employee and the Company or any of its affiliates with respect to this Agreement or the Employee's employment hereunder, by reason of the fact that the Employee is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, the Employee shall be indemnified and held harmless by the Company to the fullest extent applicable to any other officer or director of the Company to the maximum extent permitted under applicable law and the Company's bylaws from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding. An undertaking adequate under applicable law made by or on behalf of the Employee may be asked to repay the amounts paid in defense of such Employee if it shall ultimately be determined that the Employee is not entitled to be indemnified by the Company under this Agreement.

4.             Termination of Employment. The Employment Term and the Employee's employment hereunder may be terminated by either the Company or the Employee at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least Thirty (30) days advance written notice of any termination of the Employee's employment. Upon termination of the Employee's employment during the Employment Term, the Employee shall be entitled to the compensation and benefits described in this Section and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

4.1           Expiration of the Term, for Cause or Without Good Reason.

(a)         The Employee's employment hereunder may be terminated upon either party's failure to renew the Agreement in accordance with Section 1, by the Company for Cause or by the Employee without Good Reason. If the Employee's employment is terminated upon either party's failure to renew the Agreement, by the Company for Cause or by the Employee without Good Reason, the Employee shall be entitled to receive:

(1)	any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid on the Termination Date within one (1) week following the Termination Date;

(2)	Such equity benefits listed in Section (‘3.2’), in which the option has been executed, hereby shall survive termination, disability or death.

(3)	Reimbursement for unreimbursed business expenses properly incurred by the Employee, which shall be subject to and paid in accordance with the Company's expense reimbursement policy.

Non-renewal by the Company, Without Cause or for Good Reason. The Employment Term and the Employee's employment hereunder may be terminated by the Employee or by the Company on account of the Company's failure to renew the Agreement in accordance with Section 1. In the event of such termination, the Employee shall be entitled to receive the Accrued Amounts the Employee shall be entitled to receive the following:

(a)        If the Employee timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA"), the Company shall reimburse the Employee for [the monthly COBRA premium paid by the Employee for himself and his dependents. Such reimbursement shall be paid to the Employee on the first day of the month immediately following the month in which the Employee timely remits the premium payment.] The Employee shall be eligible to receive such reimbursement until the earliest of: (i) the twelfth- month anniversary of the Termination Date; (ii) the date the Employee is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Employee becomes eligible to receive substantially similar coverage from another employer. Notwithstanding the foregoing, if the Company's making payments under this Section would violate the nondiscrimination rules applicable to non-grandfathered plans, or result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder (the "PPACA"), the parties agree to reform this section in a manner as is necessary to comply with the PPACA.

(b)        Notwithstanding the terms of any Equity Award provisions or any applicable award agreements:

(1)	all vested stock option acquisitions or stock appreciation rights granted to the Employee during the Employment Term as described herein, shall remain vested and my not be withdrawn upon such vesting;

(2)	all outstanding equity-based compensation awards other than stock options/stock appreciation rights that are not intended to qualify as performance-based compensation under Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), shall become fully vested and the restrictions thereon shall lapse; provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A of the Code ("Section 409A") shall remain in effect;

4.2       Notice of Termination. Any termination of the Employee's employment hereunder by the Company or by the Employee during the Employment Term (other than termination pursuant to the section on account of the Employee's death) shall be communicated by written notice of termination ("Notice of Termination") to the other party hereto in accordance with this agreement. Notice must be given Thirty days prior to end of the term. The Notice of Termination shall specify:

(a)         The termination provision of this Agreement relied upon;

(b)        To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated; and

(c)	The applicable Termination Date.

4.3        Mitigation. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement and except as provided in Section 4.1(a), any amounts payable pursuant to this Section 4 shall not be reduced by compensation the Employee earns on account of employment with another employer.

5.             Other Known Responsibilities. Company acknowledges that Employee may have other consulting or agency arrangements with other companies. It is understood that such position may cause employee to spend time managing such business.  Employee’s will attest that other responsibilities will conflict with the Corporate opportunity for Core Resource Management or employment duties hereunder. In the event such conflict exists, Employee will report such directly to CEO or Board of Directors within Five Days of learning of conflict and will come to a resolution with the Company Board.  Failure to report or come to such resolution will constitute grounds for termination and may involve additional liability.

6.             Cooperation. The parties agree that certain matters in which the Employee will be involved during the Employment Term may necessitate the Employee's cooperation in the future. Accordingly, following the termination of the Employee's employment for any reason, to the extent reasonably requested by the Board, the Employee shall cooperate with the Company in connection with matters arising out of the Employee's service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Employee's other activities. The Company shall reimburse the Employee for reasonable expenses incurred in connection with such cooperation and, to the extent that the Employee is required to spend substantial time on such matters, the Company shall compensate the Employee at an hourly rate based on the Employee's Base Salary on the Termination Date.

7.             Confidential Information. The Employee understands and acknowledges that during the Employment Term, he will have access to and learn about Confidential Information, as defined below.

7.1     Confidential Information Defined.

  (a)   Definition.

For purposes of this Agreement, "Confidential Information" includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets,  databases, manuals, records, articles, material, sources of material, ,legal information, marketing information, advertising information, pricing information, credit information, payroll information, staffing information, personnel information, employee lists, developments, reports, internal controls, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, ideas, inventions, customer information, customer lists, client information, client lists of the Company or its businesses or any existing or prospective customer, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

The Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Employee understands and agrees that Confidential Information includes information developed by him in the course of his employment by the Company as if the Company furnished the same Confidential Information to the Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Employee; provided that, such disclosure is through no direct or indirect fault of the Employee or persons acting on the Employee's behalf.

(b)	Company Creation and Use of Confidential Information.

The Employee understands and acknowledges that the Company has invested, and continues to invest, substantial time, money and specialized knowledge into developing its resources, creating a client base, generating client and potential client lists, training its employees, and improving its offerings in the field of Finance, Financial Derivatives, and the Oil and Gas Industry. The Employee understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

(c)	Disclosure and Use Restrictions.

The Employee agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Employee's authorized employment duties to the Company or with the prior consent of the CEO and acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company, except as required in the performance of the Employee's authorized employment duties to the Company or with the prior consent of CEO and acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. The Employee shall promptly provide written notice of any such order to the Chief Executive Officer.

The Employee understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Employee first having access to such Confidential Information (whether before or after he begins employment by the Company) and shall continue during and after his employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Employee's breach of this Agreement or breach by those acting in concert with the Employee or on the Employee's behalf.

8.	Restrictive Covenants.

8.1        Acknowledgment. The Employee understands that the nature of the Employee's position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with the Company. The Employee understands and acknowledges that the intellectual services he provides to the Company are unique, special or extraordinary in the sense that it relates to specific ideas, financial, or facts of Core Resource Management.

The Employee further understands and acknowledges that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Employee is likely to result in unfair or unlawful competitive activity.

8.2	Protected Rights.

Nothing herein shall prohibit the Employee from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Employee is not a controlling person of, or a member of a group that controls, such corporation. Such restriction limitation does not include ownership within Core Resource Management, Inc. or any of its subsidiaries.

This Section 8 does not, in any way, restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Employee shall promptly provide written notice of any such order to the Chief Executive Officer.

8.3          Non-solicitation of Employees. The Employee agrees and covenants not to directly or indirectly solicit, hire, recruit, and attempt to hire or recruit, or induce the termination of employment of any employee of the Company during term of TWELVE MONTHS, to run consecutively, beginning on the last day of the Employee's employment with the Company.

8.4          Non-solicitation of Customers. The Employee understands and acknowledges that because of the Employee's experience with and relationship to the Company, he will have access to and learn about much or all of the Company's customer information. "Customer Information" includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information and other information identifying facts and circumstances specific to the customer and relevant to sales and services.

The Employee understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm to Company.

The Employee agrees and covenants, during Twelve Months, to run consecutively, beginning on the last day of the Employee's employment with the Company, not to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with the Company's current, former or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company. Company acknowledges that Employee has a separate business that is within the oil and gas sector, and that such customers in which Employee had a prior relationship or developed a relationship due to one of its going concerns shall not breach this provision.

This restriction shall only apply to:

(a)      Customers or prospective customers the Employee contacted in any way during the past Twelve Months on behalf of the company.

(b)      Customers about whom the Employee has trade secret or confidential information.

(c)      Customers who became customers during the Employee's employment with the Company.

(d)   Customers about whom the Employee has information that is not available publicly.

9.             Company acknowledges that Employee has a separate business that is within the oil and gas sector, and that such customers in which Employee had a prior relationship or developed a relationship due to one of its going concerns shall not breach this provision.

 9.1        Non-Usurping Corporate Opportunity. The Employee understands and acknowledges that because of the Employee's experience with and relationship to the Company, he will have access to and learn about much or all of the Company's potential targeted acquisitions, or potential asset purchases, investment banking relationships, venture capital relationship, consultancy relationships, and other relationships with finders.

The Employee understands and acknowledges that loss of this asset or financing relationship and/or goodwill will cause significant and irreparable harm to Company.

The Employee agrees and covenants, during Twelve Months, to run consecutively, beginning on the last day of the Employee's employment with the Company, not to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with the Company's current, former or prospective acquisition targets, banking relationships, or other relationship described within this section for purposes of engaging or using for financial gain such relationships outside of the scope of CRMI corporate purposes. This section shall not apply to any relationship Employee had prior to Employment, or contact that Employee introduced to Company.

10.          Non-disparagement. The Employee agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties.

This Section 9 does not, in any way, restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Employee shall promptly provide written notice of any such order to the Chief Executive Officer.

The Company agrees and covenants that it shall cause its officers and directors to refrain from making any defamatory or disparaging remarks, comments or statements concerning the Employee to any third parties.

11.          Acknowledgement. The Employee acknowledges and agrees that the services to be rendered by him to the Company are of a special and unique character; that the Employee will obtain knowledge and skill relevant to the Company's industry, methods of doing business and marketing strategies by virtue of the Employee's employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.

12.          Remedies. In the event of a breach or threatened breach by the Employee of this Agreement, the Employee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

13.         Arbitration. Any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration. Any arbitral award determination shall be final and binding upon the Parties.

14.	Security.

14.1      Security and Access. The Employee agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, Company intranet, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company facilities, and IT resources. ("Facilities Information Technology and Access Resources"); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (c) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Employee's employment by the Company, whether termination is voluntary or involuntary.

14.2      Exit Obligations. Upon (a) voluntary or involuntary termination of the Employee's employment or (b) the Company's request at any time during the Employee's employment, the Employee shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, files, work product, e-mail messages, disks, and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Employee, whether they were provided to the Employee by the Company or any of its business associates or created by the Employee in connection with his employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Employee's possession or control, including those stored on any non-Company devices, networks, storage locations and media in the Employee's possession or control.

15.          Publicity. The Employee hereby irrevocably consents to any and all uses and displays, by the Company and its agents, representatives and licensees, of the Employee's name, voice, likeness, image, appearance and biographical information in, on or in connection with any publicity for sales or marketing, or any Regulatory reporting or legal reporting at any time during or after the period of his employment by the Company, for all legitimate commercial and business purposes of the Company ("Permitted Uses") without further consent from or royalty, payment or other compensation to the Employee.

16.          Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of ARIZONA without regard to conflicts of law principles.

17.          Entire Agreement. This Agreement contains all of the understandings and representations between the Employee and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

18.         Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and approved by the Chief Executive Officer of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

19.         Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

20.         Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

21.         Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

22.         Tolling. Should the Employee violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Employee ceases to be in violation of such obligation.

22.1       Tax Gross-ups. Any tax gross-up payments provided under this Agreement shall be paid to the Employee on or before December 31 of the calendar year immediately following the calendar year in which the Employee remits the related taxes.

23.         Notification to Subsequent Employer. When the Employee's employment with the Company terminates, the Employee agrees to notify any subsequent employer of the restrictive covenants sections contained in this Agreement. The Employee will also deliver a copy of such notice to the Company before the Employee commences employment with any subsequent employer. In addition, the Employee authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to, the Employee's subsequent, anticipated or possible future employer.

24.          Successors and Assigns. This Agreement is personal to the Employee and shall not be assigned by the Employee. Any purported assignment by the Employee shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

25.         Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Core Resource Management, Inc. Attn: James Clark
STE 211
3131 E. Camelback Rd.
Phoenix, Arizona 85016

If to the Employee:

Mr. James Borem
624 W. Independence St.
STE. 101
Shawnee, OK 74804

 Representations of the Employee. The Employee represents and warrants to the Company that:

25.1      The Employee's acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he is a party or is otherwise bound.

25.2      The Employee's acceptance of employment with the Company and the performance of his duties hereunder will not violate any non-solicitation, non- competition or other similar covenant or agreement of a prior employer.

26.         Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

27.          Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

28.         Acknowledgment of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

{Signature page to follow}

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CORE RESOURCE MANAGEMENT, INC.

By

Name: Mr. James Clark
Title: Chief Executive Officer

EMPLOYEE

Signature:

Name: Mr. James Borem